EXHIBIT 99.1

                         [1-800-FLOWERS.COM, Inc. LOGO]



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
Investor Contact:                  Media Contacts:
----------------                   --------------
Joseph D. Pititto                  Ken Young                 Mike Rosen, Bratskeir and Co.
(516) 237-6131                     (516) 237-6102            (212) 679-2233 (ext. 213)
E-mail: invest@1800flowers.com     kyoung@1800flowers.com    mrosen@bratskeir.com




                          1-800-FLOWERS.COM(R) ACQUIRES
               THE CHILDREN'S GROUP FROM FOSTER & GALLAGHER, INC.

 o Multi-channel direct marketer of children's gifts had 2000 revenues of more than $30 million through its HearthSong(TM)and Magic Cabin Dolls(TM)branded catalogs and websites

Westbury, NY, June 8, 2001 - 1-800-FLOWERS.COM (NASDAQ: FLWS), a leading multi-channel retailer of thoughtful gifts for all occasions, today announced the acquisition of The Children's Group from Foster & Gallagher, Inc., a privately held direct marketer of horticulture products. The Children's Group is a multi-channel direct marketer of children's gifts including natural material toys, games, arts and crafts and dolls that had approximately $30 million in revenues during calendar-year 2000.

The Children's Group consists of two brands, HearthSong (www.hearthsong.com), which specializes in wood and natural material toys, crafts and books with educational, nature and art themes, and Magic Cabin Dolls (www.magiccabindolls.com), which primarily sells exclusive, natural-fiber soft dolls, kits and accessories. Both brands target gifting for children ages three through 12.

Jim McCann, 1-800-FLOWERS.COM CEO, said "The Children's Group's unique collection of gifts for children provides us with a great opportunity to continue to expand our special relationship with our customers as their trusted guide to gifting. In addition, the Children's Group's multi-channel retail strategy - including the Internet and direct marketing efforts - as well as their commitment to developing strong customer relationships, mirrors our own."

The acquisition provides 1-800-FLOWERS.COM with a database of more than two million customers and a state-of-the-art 200,000 square foot distribution center located in Vandalia, Ohio. McCann noted that the distribution center fills a need the company had foreseen as part of its growth plan. "As our sales of non-floral gifts continue to grow, we knew that we would need additional distribution capacity. This asset, that comes as part of The Children's Group acquisition, fills that need and saves us from having to expend capital to build a new facility a year or two down the road," said McCann.

                                     (more)

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1-800-FLOWERS.COM Acquires The Children's Group...pg.2



McCann also noted that the HearthSong and Magic Cabin Dolls brands have "very strong" gross margins, in excess of 50 percent. "By leveraging our great collection of assets - including our database of 10 million customers, our strong online presence and one of the best-known brands in gift retailing - we believe we can both drive sales growth and gain operating efficiencies for The Children's Group and thereby enhance overall revenue and profitability for 1-800-FLOWERS.COM," he said.


About 1-800-FLOWERS.COM(R)

With one of the most recognized brands in gift retailing, 1-800-FLOWERS.COM provides a broad range of thoughtful gift products including flowers, plants, gourmet foods, candies, gift baskets and other unique gifts to customers around the world via: the Internet at (www.1800flowers.com); by calling 1-800-FLOWERS(R) (1-800-356-9377) 24 hours a day; or by visiting one of its Company-operated or franchised stores. The Company's gift product line is complemented by the merchandise sold through its subsidiaries which include The Plow & Hearth, Inc., a direct marketer (phone: 1-800-627-1712 and web: www.plowhearth.com) of home decor and garden merchandise and GreatFood.com(R) (www.greatfood.com) an online retailer of gourmet food products. 1-800-FLOWERS.COM currently maintains strategic online relationships with America Online, Yahoo, and MSN among others. The Company's website recently earned "Best of the Web" honors from Forbes magazine. The Company's Class A common stock is listed on the NASDAQ National Market under the ticker symbol "FLWS."

Special Note Regarding Forward-Looking Statements:

A number of statements contained in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the applicable statements. These risks and uncertainties include, but are not limited to: the Company's ability to drive sales growth and gain operating efficiencies for The Children's Group; its ability to effectively manage the integration of the operations of The Children's Group into the Company's operations; the Company's ability to maintain and enhance its online shopping web sites to attract customers; its ability to successfully introduce new products and product categories; its ability to maintain and enhance profit margins for its various products; its ability to provide timely fulfillment of customer orders; its ability to reduce customer service issues and manage customer credits and charge-backs; its ability to cost effectively acquire and retain customers; its ability to continue growing revenues; its ability to manage expenses associated with necessary general and administrative and technology investments; its ability to achieve cost savings in marketing and selling; its ability to cost efficiently manage inventories; its ability to improve its bottom line results; its ability to attain positive EBITDA in the fiscal 2001 fourth quarter; and general economic conditions that may affect levels of discretionary customer purchases of the Company's products. For a more detailed description of these and other risk factors, please refer to the Company's SEC filings including the Company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.
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